Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-236806 and 333-272121 on Form S-3 and Registration Statement Nos. 333-227762, 333-236807, 333-253733, 333-263105, 333-270241, 333-273875, 333-277312, and 333-285168 on Form S-8 of our reports dated February 19, 2026, relating to the financial statements of Guardant Health Inc., and the effectiveness of Guardant Health Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
San Jose, California
February 19, 2026